Filed Pursuant to Rule 433
Registration No. 333-233403-04

Entergy Louisiana, LLC

$600,000,000
Collateral Trust Mortgage Bonds,
$300,000,000 1.60% Series due December 15, 2030
$300,000,000 2.90% Series due March 15, 2051

Final Terms and Conditions

November 9, 2020

Issuer:	Entergy Louisiana, LLC

Security Type:	Collateral Trust Mortgage Bonds (SEC Registered)

Expected Ratings(1):	A2 (stable outlook) by Moody’s Investors Service, Inc. A (stable outlook) by S&P Global Ratings

Trade Date:	November 9, 2020

Settlement Date (T+3)(2):	November 13, 2020

Principal Amount: 2030 Bonds: 2051 Bonds:	$300,000,000 $300,000,000, which will be part of the same series of Collateral Trust Mortgage Bonds issued on March 6, 2020

Interest Rate: 2030 Bonds: 2051 Bonds:	1.60% 2.90%

Interest Payment Dates: 2030 Bonds: 2051 Bonds:	June 15 and December 15 of each year March 15 and September 15 of each year

First Interest Payment Date: 2030 Bonds: 2051 Bonds:	June 15, 2021 March 15, 2021

Final Maturity Date: 2030 Bonds: 2051 Bonds:	December 15, 2030 March 15, 2051

Optional Redemption Terms: 2030 Bonds: 2051 Bonds:
Make-whole call at any time prior to September 15, 2030 at a discount rate of Treasury plus 15 bps and, thereafter, at par
Make-whole call at any time prior to September 15, 2050 at a discount rate of Treasury plus 20 bps and, thereafter, at par

Qualified Reopening of 2051 Bonds:	This offering of the 2051 Bonds is expected to qualify as a “qualified reopening” of the Collateral Trust Mortgage Bonds issued on March 6, 2020 under U.S. Treasury regulations

Benchmark Treasury: 2030 Bonds: 2051 Bonds:	0.625% due August 15, 2030 1.250% due May 15, 2050

Benchmark Treasury Price: 2030 Bonds: 2051 Bonds:	97-01+ 88-27+

Benchmark Treasury Yield: 2030 Bonds: 2051 Bonds:	0.942% 1.734%

Spread to Benchmark Treasury: 2030 Bonds: 2051 Bonds:	+70 bps +95 bps

Re-offer Yield: 2030 Bonds: 2051 Bonds:	1.642% 2.684%

Price to Public: 2030 Bonds: 2051 Bonds:
99.610% of the principal amount of the 2030 Bonds
104.413% of the principal amount of the 2051 Bonds (plus accrued interest from and including September 15, 2020 to but excluding the Settlement Date (such accrued interest totaling $1,401,666.67))

Net Proceeds Before Expenses: 2030 Bonds: 2051 Bonds:	$296,880,000 $310,614,000 (exclusive of accrued interest from and including September 15, 2020 to but excluding the Settlement Date (such accrued interest totaling $1,401,666.67))

CUSIP / ISIN: 2030 Bonds: 2051 Bonds:	29364W BE7 / US29364WBE75 29364W BD9 / US29364WBD92

Joint Book-Running Managers:	Citigroup Global Markets Inc. KeyBanc Capital Markets Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Co-Manager:	R. Seelaus & Co., LLC
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(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2) It is expected that delivery of the bonds will be made on or about November 13, 2020, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the bonds initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than two business days prior to the scheduled settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479, (iii) Mizuho Securities USA LLC toll-free at 1-866-271-740, (iv) MUFG Securities Americas Inc. toll-free at 1-877-649-6848, (v) Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or (vi) SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.